FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30, 2008	December 31, 2007	June 30, 2007
ASSETS	(Unaudited)	(Audited)	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$27,703	$24,735	$19,408
Federal funds sold	0	0	0
Total cash and cash equivalents	27,703	24,735	19,408

Securities:
Available-for-sale, at fair value	260,164	295,727	259,990
Held-to-maturity, at cost (fair value $1,764, $1,847 and $1,785)	1,764	1,722	1,680
Federal Reserve Bank and FHLB stock, at cost	10,807	9,081	7,608
Net loans	939,187	899,015	900,000
Bank premises and equipment	17,858	16,425	14,976
Intangible assets	9,878	9,847	9,875
Accrued interest receivable and other assets	44,124	41,001	34,836
TOTAL ASSETS	$1,311,485	$1,297,553	$1,248,373

LIABILITIES
Deposits:
Demand	$81,498	$79,834	$76,863
Interest-bearing demand	277,856	288,879	279,894
Savings	74,194	70,379	71,802
Time ($100,000 and over)	185,556	176,249	193,309
Other time	300,609	330,176	335,393
Total deposits	919,713	945,517	957,261

Borrowed funds	271,214	227,832	176,804
Accrued interest payable and other liabilities	14,807	17,062	14,008
Total liabilities	1,205,734	1,190,411	1,148,073

STOCKHOLDERS' EQUITY
Common Stock (par value $1.25 per share)
Authorized: 50,000,000 shares
Issued & outstanding: at June 30, 2008 – 15,873,863 shares, at December 31, 2007 – 15,746,250 shares and at June 30, 2007 – 15,612,725 shares	19,842	19,683	19,516
Additional paid-in capital	57,866	56,490	54,256
Retained earnings	37,330	33,159	29,493
Accumulated other comprehensive income (loss)	(9,287)	(2,190)	(2,965)
Total stockholders' equity	105,751	107,142	100,300
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,311,485	$1,297,553	$1,248,373

FIRST NATIONAL COMMUNITY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Year-to-Date	Quarter Ended
	June 30, 2008	June 30, 2008	March 31, 2008	June 30, 2007
INTEREST INCOME
Interest and fees on loans	$30,029	$14,538	$15,491	$16,775
Interest and dividends on securities	7,453	3,544	3,909	3,481
Interest on federal funds sold	5	5	0	2
TOTAL INTEREST INCOME	37,487	18,087	19,400	20,258

INTEREST EXPENSE
Interest-bearing demand	2,199	973	1,226	2,103
Savings	354	164	190	218
Time ($100,000 and over)	3,577	1,703	1,874	2,353
Other time	6,769	3,198	3,571	3,807
Interest on borrowed funds	4,967	2,267	2,700	2,067
TOTAL INTEREST EXPENSE	17,866	8,305	9,561	10,548

Net interest income before provision for credit losses	19,621	9,782	9,839	9,710
Provision for credit losses	850	550	300	300

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	18,771	9,232	9,539	9,410

OTHER INCOME
Service charges	1,520	791	729	710
Net gain (loss) on asset sales	1,013	162	851	56
Other	1,281	654	627	602
TOTAL OTHER INCOME	3,814	1,607	2,207	1,368

OTHER EXPENSES
Salaries and employee benefits	6,223	3,134	3,089	2,897
Occupancy expense	1,133	535	598	509
Equipment expense	871	458	413	393
Advertising expense	480	240	240	210
Data processing expense	835	417	418	389
Other operating expenses	2,955	1,582	1,373	1,482
TOTAL OTHER EXPENSES	12,497	6,366	6,131	5,880

INCOME BEFORE INCOME TAXES	10,088	4,473	5,615	4,898
Provision for income taxes	2,388	964	1,424	1,150
NET INCOME	$7,700	$3,509	$4,191	$3,748

EARNINGS PER SHARE:
Basic	$0.49	$0.22	$0.27	$0.24
Diluted	$0.48	$0.22	$0.26	$0.24

Weighted Average Number of Shares
Basic	15,793,330	15,827,339	15,759,321	15,571,876
Diluted	16,140,183	16,167,453	16,112,913	15,897,398

These financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2007.